                                                                   EXHIBIT 5.1



             [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]

                                October 14, 1996


                                                                (202) 639-7915
Crown Laboratories, Inc.
6780 Caballo Street
Las Vegas, Nevada 89119

Ladies and Gentlemen:

        We are acting as special counsel for Crown Laboratories, Inc. a Delaware corporation (the "Company") in connection with the sale (the "Offering") of 3,453,748 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), including 1,822,499 shares held by certain selling stockholders and 1,631,249 shares underlying 1,631,249 warrants and options to acquire Common Stock granted by the Company to certain persons. Capitalized terms used herein and not defined herein shall have the meaning given to them in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on October 14, 1996 (the "Registration Statement").

        In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduced copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials and other such documents and
(iii) reviewed such information from officers and representatives of the Company and its subsidiaries and others as we have deemed necessary for the purpose of this opinion.

        In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified documents and the conformity to original or certified documents of all copies submitted to us conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements made in certificates and oral and written statements and other information of or from public officials and officers and representatives of the Company, its subsidiaries and others.

Based on the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

        1. The shares of Common Stock held by Selling Stockholders that are registered for sale under the Registration Statement by the Company have been legally issued, fully paid and non-assessable.

        2. When the shares of Common Stock underlying the warrants and options that are registered for sale under the Registration Statement by the Company are issued, delivered and paid for in accordance with the terms of the Prospectus, such shares will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Act, as amended.

        We are members of the Bars of State of New York and the District of Columbia. The opinions expressed herein are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

                                       Very truly yours,

                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                       By: /s/ STEPHEN I. GLOVER
                                           ------------------------------------
                                       Stephen I. Glover